UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                FORM 11-K


               ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934



                For the fiscal year ended December 31, 2001


                      Commission file number 1-8951


                             M.D.C. Holdings, Inc.
                             401(k) Savings Plan
                             3600 South Yosemite
                                  Suite 900
                            Denver, Colorado 80237
                            ----------------------
                    (Full Title and Address of the Plan)



                           M.D.C. Holdings, Inc.
--------------------------------------------------------------------------------
         (Name and Issuer of Securities Held Pursuant to the Plan)


                        3600 South Yosemite Street
                                 Suite 900
                          Denver, Colorado 80237
            (Address of Principal Executive Office of Issuer
              of the Securities Held Pursuant to the Plan)



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                             REQUIRED INFORMATION


1. Audited Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

2. Audited Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2001 and 2000 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

3. Notes to Financial Statements (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

4. Schedule H, Line 4i - Schedule of Assets Held for Investment purposes as of December 31, 2001 (incorporated by reference to the M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule attached hereto as Exhibit 99.1).

Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the Plan has duly caused the annual report to be signed by the undersigned thereunto duly authorized.

Date: June 21, 2002                        M.D.C. Holdings, Inc.



                                          By:  /s/ Paris G. Reece III
                                             -------------------------------
                                               Paris G. Reece III,
                                               Executive Vice President
                                               Chief Financial Officer and
                                               Principal Accounting Officer

                                   EXHIBITS
                                   --------

Exhibit
Number            Description
-------           -----------

23.1              Consent of Ernst & Young LLP, Independent Auditors

99.1 M.D.C. Holdings, Inc. 401(k) Savings Plan Financial Statements and Supplemental Schedule as of December 31, 2001 and 2000, and for the years then ended, including Report of Independent Auditors